UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2008

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Annual Meeting of Stockholders of Integral Systems, Inc. (the “Company”) held on February 20, 2008, the Company’s stockholders approved the Integral Systems, Inc. 2008 Stock Incentive Plan (the “2008 SIP”) and the Integral Systems, Inc. Employee Stock Purchase Plan (the “ESPP”).

Integral Systems, Inc. 2008 Stock Incentive Plan

The 2008 SIP will be administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Employees, non-employee directors and certain service providers who are selected by the Compensation Committee are eligible to participate in the 2008 SIP. The 2008 SIP replaces the Company’s 2002 Stock Option Plan, and will be the Company’s sole plan (other than the ESPP) for providing equity-based incentive compensation to eligible employees, non-employee directors and service providers. Shares of the Company’s common stock (“Common Stock”) that remain available for grant under the 2002 Stock Option Plan will be available for issuance under the 2008 SIP, and no further awards will be granted under the 2002 Stock Option Plan. The 2008 SIP provides for, among other things, the award of up to 900,000 new shares of Common Stock in addition to any shares that were authorized and remain available for issuance under the 2002 Stock Option Plan and any shares subject to outstanding awards under the 2002 Stock Option Plan that cease for any reason to be subject to such awards. Under the 2008 SIP, the Compensation Committee may award stock options in the form of non-qualified stock options or incentive stock options, stock appreciation rights (“SARs”) and restricted stock and restricted stock units (“RSUs”). No single participant may be granted awards covering more than 500,000 shares of Common Stock in any fiscal year. The maximum number of shares of Common Stock that may be issued pursuant to stock options intended to be incentive stock options is 900,000 shares. The 2008 SIP prohibits granting stock options or SARs with exercise prices lower than the fair-market value of the underlying shares on the grant date, except in connection with substitute or replacement awards made in connection with a merger or other corporate acquisition. The term of the options and SARs granted pursuant to the 2008 SIP may not exceed 10 years. The 2008 SIP prohibits the repricing of stock options and SARs without the approval of the stockholders (other than in connection with certain changes in the Company’s capitalization). The Compensation Committee may specify certain performance criteria, which must be satisfied before stock options, SARs, restricted stock and RSUs will be granted or will vest, and awards may (but are not required to) qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Subject to certain limitations, the Board of Directors has the right to amend, alter or terminate the 2008 SIP at any time. Unless earlier terminated by the Board of Directors, the 2008 SIP will continue in effect until December 5, 2017.

Integral Systems, Inc. Employee Stock Purchase Plan

Each employee who has at least six months of continuous service as of the beginning of the applicable subscription period, is scheduled to work 20 or more hours per week and whose customary employment is more than five months in a calendar year is eligible to participate in the ESPP. A maximum of 900,000 shares of Common Stock may be purchased under the ESPP. The ESPP is administered by the Compensation Committee. The ESPP provides for four quarterly subscription periods in each calendar year, and an eligible employee may begin participating in the ESPP effective at the beginning of a subscription period. Once enrolled, a participant can purchase the Company’s Common Stock with payroll deductions at the end of the applicable subscription period. The purchase price per share at which shares are purchased under the ESPP is 85% of the fair-market value of the Common Stock on the last day of the subscription period, or such other percentage as determined by the Compensation Committee (but in no event less than 85%). The maximum percentage of a participant’s compensation that can be designated for payroll deductions to purchase the Company’s Common Stock through the ESPP is determined by the Compensation Committee but shall not exceed 10%. The Board of Directors has the power to amend or terminate the ESPP at any time, except that the Board may not, without first obtaining stockholder approval, increase the number of shares of Common Stock reserved under the ESPP, except as otherwise provided in the ESPP, change the definition of a subsidiary under the ESPP or materially change the eligibility requirements to participate in the ESPP. The ESPP is intended to satisfy the requirements of an employee stock purchase plan under Section 423 of the Internal Revenue Code.

The foregoing descriptions of the terms of the 2008 SIP and the ESPP are qualified in their entirety by reference to the actual terms of the plans, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Integral Systems, Inc. 2008 Stock Incentive Plan

10.2	Integral Systems, Inc. Employee Stock Purchase Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2008	INTEGRAL SYSTEMS, INC.

	By:	/s/ WILLIAM M. BAMBARGER, JR.
	Name:	William M. Bambarger, Jr.
	Title:	Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description
10.1	Integral Systems, Inc. 2008 Stock Incentive Plan

10.2	Integral Systems, Inc. Employee Stock Purchase Plan